Exhibit 10.23

Sears Holdings Management Corporation 3333 Beverly Road Hoffman Estates, IL 60179	Sears Hometown and Outlet Stores, Inc. 3333 Beverly Road Hoffman Estates, IL 60179

August 28, 2012

Ms. Becky Iliff

1510 W. Cullom Ave.

Chicago, IL 60613

Dear Becky,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Vice President, Human Resources of Sears Hometown and Outlet Stores, Inc. (“SHO”). You will report to Bruce Johnson, Chief Executive Officer and President of SHO. This letter restates and amends the terms of the August 20, 2012 offer letter, to which amendments you, SHO and SHC have mutually hereby agreed.

The key elements of your employment and compensation package are as follows:

•	Upon SHC’s spin-off of SHO (“Spin-off”), you will become an employee of SHO.

•	Annual base salary at a rate of $240,000.

•

Participation in the Sears Hometown and Outlet Stores, Inc. Annual Incentive Plan (“SHO AIP”) with an annual incentive opportunity of 50% of your base salary. Your 2012 target incentive under the SHO AIP will be prorated from your start date through February 2, 2013, the last day of SHO’s 2012 fiscal year. Any incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed by SHO as of the payment date. Further details regarding your 2012 target award under the SHO AIP will be provided to you following the approval of the 2012 SHO AIP by SHO Board of Directors.

•

Participation in the Sears Hometown and Outlet Stores, Inc. Long-Term Incentive Program (“SHO LTIP”). You will first become eligible to participate in an LTIP starting with the 2012 SHO LTIP when finalized and approved by SHO Board of Directors. Further details regarding your 2012 target award under the SHO LTIP will be provided to you following the approval of the 2012 SHO LTIP. SHO, like SHC, intends to provide annual LTIP awards to its executives.

•

You will receive a one-time sign-on bonus of $25,000 (gross). This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with SHC prior to the Spin-off or with SHO following the Spin-off, or are terminated by SHC or SHO for misconduct or integrity issues, in either case within twenty four (24) months of your start date, you will be required to repay the full amount of the payment paid to you, including any taxes withheld, unless prohibited by law, to SHC or SHO, as applicable, within thirty (30) days of your last day worked.

Ms. Becky Iliff

August 28, 2012

•

You will be eligible to receive a special cash retention bonus of $150,000 (gross). This special bonus will be scheduled to vest on a graded basis, with one-third of the bonus vesting and becoming payable as soon as administratively possible following each of the first, second and third anniversaries of your start date, provided you are actively employed by SHO on the applicable payment date. As of the Spin-off, SHO will assume and pay any portion of this bonus that has not yet been paid and become payable.

•

You represent and warrant to SHC that (a) as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates, including SHO, and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by SHC in advance of your start date. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHC prior to the Spin-off or SHO following the Spin-off, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

•

As required, you have signed an Executive Severance Agreement (“Agreement”). If your employment with SHC or SHO is terminated by SHC or SHO (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive six (6) months of salary continuation, based on to your base salary at the time of termination, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for six (6) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. This Agreement with SHC will be assigned to and assumed by SHO effective as of the Spin-off in accordance with Section 20 of the Agreement. A copy of your fully executed Agreement is enclosed for your information.

•

You will be eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

•

You will be eligible to participate in all retirement, health and welfare programs made available or sponsored SHO on a basis no less favorable than other SHO executives at your level, in accordance with the applicable terms, conditions and availability of those programs. These benefits will be provided under SHC benefit programs during a benefits transition period, and thereafter SHO intends to sponsor or make available substantially similarly benefit programs.

Ms. Becky Iliff

August 28, 2012

•

This offer also was contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test, all of which you have satisfied as of the date of this restated offer letter.

Becky, we are excited about the important contributions you will make to the company and look forward to your acceptance of our restated offer. If you need additional information or clarification, please call.

This restated offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter to my attention.

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.

/s/ Dean Carter	/s/ W. Bruce Johnson
Dean Carter	William Bruce Johnson
Chief Human Resources Officer	Chief Executive Officer and President, SHO

Enclosure

Accepted:

/s/ Becky Iliff	8/29/12
Becky Iliff	Date